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                                                                  Exhibit 5.2


[BELL,BOYD & LLOYD L L C letterhead]


                                 August 29, 2001



divine, inc.
1301 North Elston Avenue
Chicago, IL 60622



                         REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have represented divine, inc., a Delaware corporation
(the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the Company's proposed issuance of up to approximately 55 million shares of its Class A
Common Stock, par value $0.001 per share (the "Shares"), in accordance with the Agreement and Plan of Merger, dated as of August 15, 2001 (the
"Agreement"), by and among the Company, DI1 Acquisition Company, a Delaware corporation and wholly-owned subsidiary of the Company ("DI1"), and Open
Market, Inc., a Delaware corporation ("Open Market"), pursuant to which DI1 will be merged with and into Open Market (the "Merger"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers, and employees of, and the accountants and transfer agent for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company's Third Amended and Restated Certificate of Incorporation, as subsequently amended,
(c) the Company's Amended and Restated By-laws, (d) minutes of

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divine, inc.
August 29, 2001
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meetings of the Board of Directors of the Company, (e) the Agreement, and (f)
a specimen certificate representing the Company's Class A Common Stock, par value $0.001 per share.

        In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or reproduced copies.

         Based upon and subject to the foregoing, it is our opinion that, when the Merger is consummated in accordance with the Agreement and the Shares are delivered in exchange for Open Market Common Shares as contemplated by the Agreement, the Shares issued in the Merger will be validly issued, fully paid, and non-assessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to filing this opinion as an exhibit to the Registration Statement and to the references made to us in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or related rules and regulations thereunder.


                                      Very truly yours,

                                      /s/ Bell, Boyd & Lloyd LLC